Exhibit 10.31

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

FIRST AMENDMENT TO THE LICENSE AND EXCLUSIVE

LICENSE OPTION AGREEMENT

This Amendment (“Amendment”) to the Exclusive License and License Option Agreement, (hereinafter, the “Agreement”), executed this 15th day of May 2012, is made and entered into by and between SAINT LOUIS UNIVERSITY, a Missouri nonprofit corporation (“University”) and VIRRX, INC, a Delaware corporation (“Licensee”). The effective date of this Amendment shall be May 15th, 2012.

WHEREAS, University and Licensee, entered into the Agreement on March 1, 2002, for the licensing of certain intellectual property;

WHEREAS, University and Licensee, desire to amend the terms of said Agreement;

NOW, THEREFORE, In consideration of the mutual representation and covenants contained herein, the parties hereto agree as follows:

1. Article 1. DEFINITIONS shall be amended as follows:

1.9 “Licensed Product” means any and all types of commercial product(s) which are produced, distributed, used, sublicensed, and/or sold by Licensee and/or by Sublicenses in the Territory for use in the Field under circumstances that would (in the absence of a license from the University, infringe a Valid Claim of Patent Rights, as defined in Article 1.14(a) of the Agreement and identified in Appendix 1, as amended, and attached to this Amendment.

1.10 “Licensed Services” means any commercial laboratory testing services which are provided by Licensee and/or Sublicenses to customers in return for compensation in the Territory under circumstances that would (i) in the absence of a license from the University infringe a Valid Claim of Patent Rights, as defined in Article 1.14(a) of the Agreement and identified in Appendix 1, as amended, and attached to this Amendment.

The remainder of Article 1 is to remain unchanged.

2. Article 2.6. Sublicensing shall be amended by inserting Article 2.6(a) as follows:

2.6 (a) Sublicensing Conditions. The Licensee has the right to sublicense, in whole or in part, the rights and obligation contained in this Agreement subject to the following:

(i) Licensee shall execute a written sublicense with each Sublicensee which shall be subject to Licensee’s rights and obligations under the teams of this Agreement.

(ii) Licensee shall cause any such sublicense agreement to contain terms that are at least, as protective of the Patent Rights and the Technology and Confidential Information of University as the terms set forth in this Agreement, and that also include no provisions that would be in violation of the license grant set forth in this Agreement. Any such sublicense agreement shall further: (i) prohibit Sublicensee’s further sublicense of the rights delivered hereunder, (ii) name University as an intended third party beneficiary of the obligations of Sublicensee without imposition of obligation or liability on the part of University to the Sublicensee; and (iii) bear signature from University indicating University’s review of the sublicense agreement. To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against University.

(iii) Licensee shall be solely responsible for the enforcement of the terms of any sublicense and for collection of payment due thereunder.

(iv) University shall be entitled to request a separate accounting from Licensee of any Sublicensing Revenue on a yearly or less frequent basis.

(v) Licensee shall have the right to assign, transfer, convey and sell its rights hereunder to the Sublicensee upon the Sublicensee executing an agreement that it shall adhere to any and all obligations of the underlying License by and between UNIVERSITY as Licensor and Licensee as Licensee. The Sublicensee shall guarantee adherence to all terms, conditions, obligations and duties owed to the University under the License.

The remainder of Article 2.6 is to remain unchanged.

3. Article 2.8 Manufacturing shall be deleted in its entirety and replaced with the following:

Licensee agrees that any Licensed Products sold in the United States shall conform to all existing federal or state laws. Licenser agrees that Licensee shall use its best efforts to manufacture the Licensed Products in the United States but shall have no obligation to do so as long as all Licensed Products sold in the United States have received appropriate federal or state governmental approval.

4. Article 3.2 Minimum Annual Royalty shall be deleted in its entirety and replaced with the following:

In consideration for entering into this Amendment, the University agrees to forgive Licensee’s past due minimum annual royalty payments of $[***] per Contract Year for the Contract Years 2008, 2009, 2010, 2011 and acknowledges that no future minimum annual royalty payments are due.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

5. Article 3.3.4 shall be deleted in its entirety and replaced with the following:

RESERVED

6. Article 3.6 Patent Expense Reimbursement shall be deleted in its entirety and replaced with the following:

(i) Licensee agrees to reimburse University for all Patent Rights patent costs incurred by University for the preparation, filing, prosecution, issuance, and maintenance of Patent Rights patents. University shall furnish copies to Licensee of the legal billing invoices or statements received by the University from outside patent counsel for all such Patent Rights patent costs for which University seeks reimbursement from Licensee hereunder.

(ii) Licensee further agrees to reimburse University for other research expenses incurred in the amount of $[***] the earlier of the following: (i) upon the completion of the Phase I Clinical Trial with results that justify continuation to a Phase II Clinical Trial and that Licensee or its successor secures financing to allow such continuation, or (ii) two years from the full execution of this Amendment. The University represents that the said $[***] is the full and complete obligation of the Licensee owed to it for research contracts between the University and Licensee nor are there any other obligations of the Licensee not specified in the License, as amended herein.

(iii) Licensee shall forward payment checks for reimbursement of Patent Rights patent costs to University at University’s notice address (Article 17) within thirty (30) days following the date of Licensee’s receipt of copies of the billing invoices for such Patent Rights patent costs from University.

(iv) Licensee shall assume all liability for all costs of a clinical phase 1 trial comprised of approximately ten patients utilizing Oncolytic Adenovirus VRX-007, (hereinafter “Phase I Clinical Trial”). University, in consideration of Licensee’s undertaking to fund the Phase I Clinical Trial, has agreed to cancel payments currently owed to it under the Agreement, more specifically, Patent Rights expenses already paid to Fulbright & Jaworski in the amount of $[***]. University agrees to defer the Patent Rights expenses of $[***] that have already been incurred, until the Phase I Clinical Trial is completed with results that justify continuation to a Phase II Clinical Trial, and Licensee or its successor secures financing to allow such continuation, in which case the amount of $[***] will be due and payable in full to University on receipt of such financing. Thereafter, payment of Patent Rights expenses will be governed by Article 4.

7. Article 4.2 shall be deleted in its entirety and replaced with the following:

At any time during the term of this Agreement should Licensee elect to terminate its license rights to certain Patent Rights patent or patent application, either U.S, or foreign,

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Licensee shall notify University in writing of that election, Thereafter University shall have the right, at its sole discretion and expense, to take over exclusive responsibility for the filing or prosecution of the aforesaid certain Patent Rights patent application(s) and the maintenance of issued Patent Rights patent(s).

8. Article 7.l shall be deleted in its entirety and replaced with the following:

During the entire term of this Agreement, Licensee shall use all commercially reasonable efforts and diligence to develop, secure requisite government approvals for, manufacture, distribute, promote demand for, and sublicense and sell Licensed Products and Licensed Services. In meeting its diligence and reasonable efforts obligation hereunder Licensee and its Sublicensees shall exercise reasonable and prudent business judgment.

9. Article 8.4.5 shall be deleted in its entirety and replaced with the following

RESERVED

10. Article 9.2 Enforcement shall be deleted in its entirety and replaced with the following:

University hereby grants to Licensee, and Licensee hereby accepts, the right to institute, defend both University and Licensee, and conduct any legal action by or against third party infringers of the Patent Rights patents and patent applications, by way of original claim or counterclaim, and enter into such settlement agreements subject to Article 9.4, provided that Licensee shall keep University fully and timely informed as to any such legal action or settlement. In the event that either Licensee or University, as a result of a judgment, or as a result of a reasonable settlement entered into in good faith arising out of litigation initiated or threatened to enforce Licensed Patent(s) herein granted, recovers damages from a third party in respect of any of the Licensed Patent(s), such damages shall be first used to reimburse the party initiating the enforcement for costs, fees, expenses, and losses associated with the enforcement and then the costs, fees and expenses related to the enforcement of the Party not initiating the enforcement, next to pay the documented lost profits or damages of the Party initiating the enforcement, then all outstanding royalties withheld by Licensee from University prior to resolution of the suit, and any remaining amount after payment of all of the above shall then be shared pro rata by the parties according to each parties costs. In any such action, Licensee shall be entitled to join University as a party plaintiff, and each Party shall be obligated to reasonably assist the other Party in any such action.

11. Article 17 Notices shall be amended such that any Notices to Saint Louis University shall be directed towards:

Saint Louis University

3700 West Pine Mall

Fusz Memorial Hall, Second Floor

St Louis, MO 63108

Attn: Director, Office of Technology Management

The remainder of Article 17 is to remain unchanged.

12. Conflicts/Ratification. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall supersede and control. Except as herein modified, all terms and conditions of the Agreement are incorporated herein and shall remain in full force and effect, and are hereby ratified and confirmed by the University and Licensee.

13. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original and all of which, collectively, shall be deemed to constitute one and the same instrument. Any signatures of either University or Licensee delivered by facsimile or electronic means (scan and email) shall be accepted as and deemed to be originals.

14. Entire Agreement. This Amendment together with the Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter hereof, not expressly set forth herein, are of no force or effect.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

/s/ Robert E. Sobol, MD
Robert E. Sobol, MD
President and CEO
VirRx, Inc.

/s/ D. Graeme Thomas
D. Graeme Thomas
Director, Office of Technology Management,
Saint Louis University

Appendix 1 - Amended

1. “Inhibiting Apoptosis with Adenovirus RID Protein”, inventor William S.M. Wold, Patent # 6881402 issued 4/19/2005

2, “Replication -Competent Anti-Canter Vectors”, co-inventors William S.M. Wold, Karoly Toth, Ann Tollefson, Konstantin Doronin, Patent # 7589069 Issued 9/15/2009

3. Continuation: “Replication -Competent Anti-Cancer Vectors”, co-inventors William S.M. Wold, Karoly Toth, Ann Tollefson, Konstantin Doronin, Patent # 7608255 issued 10/27/09

4. Continuation #2 “Replication -Competent Anti-Cancer Vectors”, co-inventors William S.M. Wold, Karoly Toth, Ann Tollefson, Konstantin Doronin, Status: currently being prosecuted Application #12/561016

5. “Replication -Competent Anti-Cancer Vectors”, co-inventors William S.M. Wold, Karoly Toth, Ann Tollefson, Konstantin Doronin, International patent # 1196616 issued 12/29/2004 include the following countries:

a)	U.K.

b)	Switzerland

c)	Spain

d)	Italy

e)	Germany

f)	France

g)	Belgium

6. “Replication -Competent Anti-Cancer Vectors”, co-inventors William S.M. Wold, Karoly Toth, Ann Tollefson, Konstantin Doronin, International patent #4136/708 issued 8/21/2009 in Japan

7. “Replication -Competent Anti-Cancer Vectors”, co-inventors William S.M. Wold, Karoly Toth, Ann Tollefson, Konstantin Doronin, International patent # 780613 issued 8/4/2005 in Australia

8. “Replication -Competent Anti-Cancer Vectors”, co-inventors William S.M. Wold, Karoly Toth, Ann Tollefson, Konstantin Doronin, International patent # 2373556 issued 5/3/2011 in Canada

9. “Recombinant Adenovirus That Are Replication –Competent in Tert-Expressing Cells”, co-inventors William S.M. Wold, Karoly Toth, Mohan Kuppuswamy, Ann Tollefson, Konstantin Doronin, patent# 6627190 issued 9/30/2003